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                                   EXHIBIT 21
                  SUBSIDIARIES OF SOUTHWEST COMMUNITY BANCORP

SOUTHWEST COMMUNITY BANK, A CALIFORNIA BANKING CORPORATION AND A WHOLLY-OWNED SUBSIDIARY OF SOUTHWEST COMMUNITY BANCORP

FINANCIAL DATA SOLUTIONS, INC., A CALIFORNIA CORPORATION AND A MAJORITY-OWNED SUBSIDIARY OF SOUTHWEST COMMUNITY BANCORP